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                                                                    EXHIBIT 23.1

                    Consent of Independent Public Accountants


         As independent public accountants, we hereby consent to the incorporation by reference in this registration statement of our reports dated March 31, 1998 on the financial statements of Emmis Communications Corporation for the three years ended February 28, 1998 included (or incorporated by reference) in Emmis Communications Corporation's Form 10-K for the year ended February 28, 1998, of our reports dated May 1, 1998 on the financial statements of Tribune New York Radio, Inc. for the years ended December 28, 1997 and December 29, 1996 included (or incorporated by reference) in Emmis Communications Corporation's Form 8-K filed May 7, 1998 and to all references to our Firm included in this registration statement.



                                                             ARTHUR ANDERSEN LLP

Indianapolis, Indiana,
December 1, 1998.